AMENDMENT

                                       To

                      Transfer Agency and Service Agreement

                              Dated: June 30, 2000

1.        General Background.

1.1 In accordance with the Amendment provision in Article 11 of the Transfer Agency and Service Agreement between The Victory Portfolios (the "Company"), on behalf of the individual Funds listed on Schedule A, individually and not jointly (collectively the "Funds"), and State Street Bank and Trust Company (the "Bank") dated July 26, 1996 (the "Agreement"), the Company on behalf of the Funds desires to amend the Agreement to include SIMPLE IRA recordkeeping services.

1.2 The Company on behalf of the Funds intends to make available to certain of their customers SIMPLE IRA plans ("SIMPLE IRAs") pursuant to which the customers ("Employers") may adopt the SIMPLE IRAs for the benefit of individual employees ("Participants").

1.3 Participants may appoint the Bank as Custodian ("Custodian") of SIMPLE IRAs, the prototype of which is maintained by the Bank using IRS Form 5305 SIMPLE and/or IRS Form 5304 SIMPLE, as applicable (the "Bank Prototype").

1.4 The Company on behalf of the Funds desires to appoint the Bank as its recordkeeper for the SIMPLE IRAs, and the Bank desires to accept such appointment.

1.5 All defined terms and definitions in the Agreement shall be the same in this amendment (the "2000 Amendment") except as specifically revised by the 2000 Amendment.

1.6 The Bank shall provide ministerial data processing or recordkeeping services under this Amendment.

2.        Availability of Shares.

2.1 The Funds or its affiliate distribute or make available to SIMPLE IRAs Shares of the open-end, diversified investment companies listed in Schedule A of the Agreement that are registered under the 1940 Act.

2.2       The Funds will give the Bank and each Employer one hundred and fifty
          (150) days' prior written notice of the Funds' ceasing to offer Shares to SIMPLE IRAs.


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3.        Duties of the Bank and Record Keeper of SIMPLE IRAs.

3.1       Plan Set-Up. The Bank shall:

          (a) Establish the SIMPLE IRAs on the DST Systems, Inc. TRAC-2000 System (hereinafter referred to as the "TRAC-2000 System") based on the information submitted by the Employer on the plan application.

          (b) Provide each Employer with PLANLINK software for the Employer to transmit payroll information for individual Participants.

3.2       Participant Set-Up. The Bank shall:

          (a) Establish Participant accounts with Participant selected allocations submitted by the Participant on the Adoption Agreement provided by the Funds.

          (b) Maintain individual Participant accounts on the TRAC-2000 System in the name of the Custodian for the benefit of the individual Participants.

3.3       Payroll Processing.

          (a) Using the PLANLINK software, the Employer will provide the Bank with the payroll information for each individual Participant, including amount of deferral, amount of match contribution and amount of discretionary contribution, as applicable for each payroll period (hereinafter collectively referred to as "Contributions"). The Employer will also provide the Bank with the total dollar amount of Contributions for all Participants in the SIMPLE IRAs. The Employer will simultaneously provide the Bank with the monies to effectuate the Contributions requested.

          (b) The Bank will set up and reconcile automated payrolls on the TRAC-2000 System.

3.4 Processing Transactions. The Bank shall perform the following processing transactions:

          (a) Receive for acceptance and execute/process such instructions from Participants for the contribution and distribution to and from Participants' accounts for the purchase and sale of Shares, as appropriate.

          (b) Receive for acceptance and execute/process such instructions from the Employer for the contribution to Participants' accounts. When the Bank receives such instructions in good order (including receipt of the appropriate monies), the Bank will credit such Shares to the appropriate Participant account.

          (c) Pursuant to purchase orders from Participants, hold the appropriate number of Shares, as appropriate in the appropriate Participant account. When the Bank receives such purchase orders in good order (including receipt of the appropriate monies), the Bank will credit such Shares to the appropriate Participant account.


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

          (d) At the appropriate time as and when the Bank receives monies paid with respect to any sale, credit such monies to the appropriate Participant account.

          (e) Effect exchanges of Shares, as appropriate, by the Participants upon receipt of appropriate instructions in good order.

          (f) Receive payments and information for dividends and distributions declared by the issuers of the Shares in the form of an earnings roster and process/execute such.

          (g) Maintain records of accounts for and advise the Participants quarterly, and the Funds monthly as to the foregoing.

          (h) For exchanges and allocation changes of Shares or monies, provide daily confirmations to Participants and maintain records thereof.

          (i) Provide an 800 telephone number for Participant inquiries and transactions when it is made available by DST Systems, Inc.

          (j) Upon receipt of data from the Company, Funds or the Employer with respect to termination of Participants' employment with Employers and the death of Participants, the Bank will process such transactions and maintain such records for the data received.

3.5       Reporting. The Bank shall:

          (a) Process Federal withholding as requested by a Participant upon distribution of assets from a Participant's account.

          (b) Transmit to the IRS the dollar amounts withheld according to IRS prescribed formats or requirements.

          (c) Produce and mail annually Form 1099R to Participants reflecting distributed amounts and federal withholding.

          (d) Produce and mail annually Form 5498 to each Participant reflecting total contributions deposited to each Participant's account.

          (e)       Forward copies of all required forms to the IRS.

          (f) Produce and mail to Participant's home address (as reflected on the TRAC-2000 System) a quarterly statement reflecting the financial activity of Participant's account.

          (g) Produce and mail to the Employer's address and to the registered representative, if any, (as reflected on the TRAC-2000 System) a quarterly Trust Report reflecting the financial activity of the SIMPLE IRA.


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4.        Bank Prototype

4.1 The Bank consents to the use of the Bank Prototype by the Funds in connection with the offer or sale of Shares to current or prospective clients of the Funds. Such consent is subject to the terms and conditions of this Amendment and to the fulfillment of the Funds's obligations hereunder.

4.2 The Bank will furnish the Funds with a copy of the Bank Prototype (which, if agreed to by the Bank, will be in an electronic or machine-readable format). The Funds will be responsible for reproducing copies of the Bank Prototype for use in the Funds' business. The Company and the Funds acknowledge that modification to the Bank Prototype, except as provided in Section 4.3 herein, may adversely affect the tax effect of the Bank Prototype. If the Company or the Funds make any modifications to the Bank Prototype, the Company and the Funds shall be responsible for the modified Bank Prototype. The Bank will have no responsibility or liability for the modified Bank Prototype including, but not limited to, the maintenance and updating of the modified Bank Prototype. The Funds agree to indemnify and hold harmless the Bank from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses including reasonable fees for counsel, taxes, penalties and liability arising out of or attributable to any modifications to the Bank Prototype by the Company or the Funds, their agents, employees, representatives or any other person acting on behalf of the Company or the Funds.

4.3 The Bank agrees that the Funds may modify the following items in the Bank Prototype: (i) logos; (ii) address of the Funds; (iii) fees; and
          (iv) title/name of the documents.

4.4 As long as the Funds continue as the Bank's transfer agency client, the Bank will be responsible for establishing, maintaining and updating the Bank Prototype in compliance with the Internal Revenue Code of 1986 and all other applicable Federal or state laws or regulations, when changes in the law require such updating. The Bank will provide the Funds, on a timely basis, with any updated Bank Prototype or any revisions, amendments or other changes to the Bank Prototype made by the Bank.

4.5       Termination.

          (a) If the Funds choose to discontinue performing any of its duties and obligations described in or contemplated by this Amendment, either of a general nature or in respect to any or all SIMPLE IRAs it will give the Bank at least one hundred twenty (120) days' written notice prior to such discontinuance. The Bank may thereupon resign as Custodian in respect to any or all SIMPLE IRAs by providing written notice to the Funds.

          (b) If the Company on behalf of the Funds chooses to terminate the Agreement, it will give the Bank written notice prior to such termination in accordance with Article 9 therein. The Bank may thereupon resign as Custodian in respect to any or all SIMPLE IRAs by providing written notice to the Funds

          (c) If the Bank chooses to resign as Custodian of any or all SIMPLE IRAs, the Bank shall provide thirty (30) days prior written notice to the Funds.


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

          (d) If the Bank resigns as Custodian of any or all SIMPLE IRAs pursuant to Sections 4.5(a), (b) or (c), the Company or the Funds will promptly distribute the notice of the Bank's resignation to such persons and in such manner as are called for under the applicable provisions of the Bank Prototype and in form and content satisfactory to and signed by the Bank. In such an event, the Funds shall be responsible to obtain a successor Custodian for all SIMPLE IRAs.

          (e) If within thirty (30) days (or such longer time as the Bank may agree to in writing) after resignation by the Bank as the Custodian pursuant to Sections 4.5(a), (b) or (c), the Funds have not appointed a successor custodian who has accepted such appointment, termination of the Bank's responsibilities as Custodian shall be effected by:

                    (i) The Bank transferring all assets of each Plan in-kind to a successor custodian which has been appointed by the Bank and has accepted such appointment in writing; or

                    (ii) If it is not practicable to make such transfer pursuant to subsection (i) above, the Bank distributing all assets of the custodial accounts under the SIMPLE IRAs in a single payment in cash or in kind to each Participant, subject to the Bank's right as Custodian to reserve monies as it may deem advisable for payment of all its fees, compensation, costs and expenses or for payment of any other liabilities constituting a charge on or against the assets of custodial accounts or on or against the Bank as the Custodian. Any balance of such reserve remaining after the payment of all such items shall be paid over to the successor custodian or distributed to the Participants.

                    Such transfer or distribution shall be made as of the effective date of the Bank's resignation pursuant to Sections 4.5(a), (b) or (c), as the case may be, or if such date has already passed, as soon as practicable. The Bank shall provide the Funds with written notice prior to such transfer or distribution.

5.        Representations, Warranties and Covenants of the Funds and the Bank.

5.1 In addition to the other representations, warranties and covenants contained in the Agreement, the Bank and the Company on behalf of the Funds agree that:

          (a) The Bank shall have no investment responsibility for the selection of investments made for a SIMPLE IRA or liability for any investments made for a SIMPLE IRA. The Company on behalf of the Funds agrees that, in any communications from the Company or the Funds to any Employer, SIMPLE IRA or Participant, it will not state or represent that the Bank has any investment discretion or other power concerning investments of any SIMPLE IRA or that the Bank will serve as plan administrator or have any administrative or other responsibility for the administration or operation of any SIMPLE IRA.

          (b) The Bank shall not serve as "Plan Administrator" (as defined in the Employee Retirement Income Security Act of 1974, as amended), Trustee of any SIMPLE IRA, or in any other administrative capacity or service in any other capacity except as provided hereunder. The Funds and/or the Employer are responsible for serving as Plan Administrator or appointing a third party as Plan Administrator.


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

          (c) The Company, the Funds, the Employer or another fiduciary of the SIMPLE IRAs shall deliver directions to the Bank regarding the investment of the SIMPLE IRAs' assets for which no Participant directions are received or where implementing Participant directions is administratively infeasible. The Funds shall indemnify and hold the Bank, its employees, agents and subcontractors, harmless from and against any and all losses, damages, costs, liability and expenses (including reasonable attorneys' fees) arising out of or attributable to the failure of the Company, the Funds, the Employer or other fiduciary of a SIMPLE IRAs to provide the above directions.

          (d) The Bank shall not be responsible for, and the Funds shall indemnify and hold the Bank, its employees, agents and subcontractors, harmless from and against any and all losses, damages, costs, liability and expenses (including reasonable attorneys' fees) arising out of or attributable to the negotiation and processing of any checks including without limitation for deposit into the Funds' demand deposit account maintained by the Bank. The parties further agree that any encoding or payment processing errors shall be governed by the standard of care in Article 7 of the Agreement and Section 4-209 of the Uniform Commercial Code is superseded thereby.

6.        Fees and Expenses.

6.1 Fee Schedule. For the performance by the Bank pursuant to this Amendment, the Funds agree to pay the Bank as set forth in the attached fee schedule ("Schedule 6.1"), which may be amended from time to time subject to mutual written agreement of the Funds and the Bank. The Funds acknowledge and agree that the Bank is entitled to certain fees and expenses from the Participants and Employers and that the Bank shall collect such fees directly from the Participant accounts and the Employers.

6.2 Out-of-Pocket Expenses. In addition to the fees paid under Section 6.1 above, the Funds agree to reimburse the Bank for out-of-pocket expenses, including but not limited to, confirmation, production, postage, forms, telephone, microfilm, microfiche, mailing and tabulating proxies, records storage, or advances incurred by the Bank for the items set out in Schedule 6.1 attached hereto. In addition, any other expenses incurred by the Bank at the request or with the consent of the Funds will be reimbursed by the Funds.

6.3 The Funds agree to pay all fees and out-of-pocket expenses in accordance with the provisions of Section 2.03 of the Agreement.

7.        Miscellaneous

7.1 Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Amendment or the Agreement.

7.2 Severability. If any provision or provisions of this Amendment or the Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.



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

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names on their behalf and through their duly authorized officers, as of this 30th day of June, 2000.

STATE STREET BANK AND                 THE VICTORY PORTFOLIOS, on behalf
TRUST COMPANY                         of each of the Funds listed on Schedule A
                                      of the  Agreement,individually and not
                                      jointly

By:/s/ Ronald E. Logue                By:  /s/ Robert Hingston
   --------------------------            ------------------------------------

Title:  Vice Chairman                 Title:  Secretary
      -----------------------               ------------------------------------


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                                   Schedule A

                             The Victory Portfolios

Class G Shares
--------------

Value Fund
Growth Fund
Small Company Opportunity Fund
Special Value Fund
Diversified Stock Fund
Stock Index Fund
Established Value Fund
Balanced Fund
Real Estate Investment Fund
International Growth Fund
Intermediate Income Fund
Fund for Income
Investment Quality Bond Fund

LifeChoice Conservative Investor Fund
LifeChoice Moderate Investor Fund
LifeChoice Growth Investor Fund
Class A Shares of Prime Obligations Fund
Select Shares of U.S. Government Obligations Fund

                                  SCHEDULE 6.1

                                  FEE SCHEDULE

                              Dated: June 30, 2000

Institutional Fees:

Set Up Fee                        $30,000              Invoiced one time

TRAC-2000 Account Fees    The higher of (a) or (b)     Invoiced Monthly

                          (a)  Rate A = $1.42 per account per month
                               Rate B = $.20 per account per month

                          (b)  Months After Set Up     Fee Per Month
                               ------------------      -------------

                                      0-6               $1,000
                                      7-12              $2,000
                                      13-18             $3,000
                                      19-24             $5,000
                                      25+               $8,000

                             Set up date is 6/30/00


Participant Internet:

If using generic screen flow       $3,000.00                   Invoiced one time

If customizing                     $15,000.00                  Invoiced one time

Per Access                         $.50                        Invoiced monthly

Monthly Minimums                   $3,000 through 9/1/00
                                   $4,000 beginning 9/2/00

NOTE: MONTHLY MINIMUMS ARE DIVIDED AMONG ALL CLIENTS USING PARTICIPANT INTERNET.



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Plan Sponsor/Broker-Dealer Internet:

If currently using Participant Internet     $150.00 per hour   Invoiced As
  Initial Set Up Fee                                           Incurred

Per Session                                 $.50 per access    Invoiced Monthly

Monthly Minimum                             $2,000


NOTE:     MONTHLY MINIMUMS ARE DIVIDED AMONG ALL CLIENTS USING PLAN SPONSOR
          INTERNET.


Out-of-Pockets:                             Actual Costs       Invoiced Monthly

NOTE: Includes, but is not limited to, statements, postage, paper, teleservice and storage costs. Internet @ $.50 per access; VRU @ $50.00 per fund plus usage.


Programming:                                $150.00 per hour   Invoiced as
                                                               incurred

Participant/Custodial Fees:

Annual Per Account Fee              $25.00*        Deducted per Quarter from
                                                   Participant Account @ $6.25*
                                                   a Quarter

                                                   *Prorated across investments

Distributions                       $30.00 closeout


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Employer Fees:

For payrolls in excess of
26 payrolls                         $20.00 per payroll


NOTE: FEES MAY BE ASSESSED TO PLAN SPONSOR AND/OR FINANCIAL INSTITUTION FOR PAYROLLS THAT ARE NOT ELECTRONIC.



STATE STREET BANK AND                       THE VICTORY PORTFOLIOS, on behalf
TRUST COMPANY                               of each of the Funds listed on
                                            Schedule A of the Agreement,
                                            individually and not jointly

By: /s/ Ronald E. Logue                     By:  /s/ Robert Hingston
   ---------------------------------             -------------------------------

Title:  Vice Chairman                       Title: Secretary
      -----------------------                     ------------------------------